Exhibit 99.1

September 13, 2010	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Brad Borror
918-588-7582

ONEOK and ONEOK Partners to Webcast
Investor Conference on Oct. 5, 2010

   TULSA, Okla. – Sept. 13, 2010 – ONEOK, Inc. (NYSE: OKE) and ONEOK Partners, L.P. (NYSE: OKS) will webcast their annual investor conference on Tuesday, Oct. 5, 2010, beginning at 9 a.m. Eastern Daylight Time (8 a.m. Central Daylight Time) and ending at noon.

    The meeting will be hosted by John W. Gibson, president and chief executive officer of ONEOK, and chairman, president and chief executive officer of ONEOK Partners.

    ONEOK and ONEOK Partners’ management team will present, including:
     • Rob Martinovich, chief operating officer of ONEOK;
     • Terry Spencer, chief operating officer of ONEOK Partners; and
     • Curtis Dinan, senior vice president and chief financial officer, ONEOK and ONEOK Partners.

    Other members of ONEOK’s and ONEOK Partners’ management teams will be available for questions.

    The webcast can be accessed on ONEOK’s and ONEOK Partners’ websites at www.oneok.com and www.oneokpartners.com. A replay of the webcast will be available for 30 days after the conference.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 42.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 Stock Index.

ONEOK and ONEOK Partners to Webcast
Investor Conference on Oct. 5, 2010

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 42.8 percent of the partnership. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the websites at www.oneokpartners.com or www.oneok.com.

OKE-FV
OKS-FV

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